EXHIBIT 5.1


                                                          July 14, 1998
Engle Homes, Inc.
123 N.W. 13th Street
Boca Raton, Florida  33432

         Re:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted as counsel to Engle Homes, Inc., a Florida corporation (the "Company"), and have reviewed the Company's Registration Statement on Form S-8 covering 250,000 shares of the Company's authorized but unissued common stock, $.01 par value per share (the "Common Stock"), issuable pursuant to stock options granted pursuant to the Company's 1991 Stock Option Plan (the "Plan"). It is our opinion that shares of Common Stock issuable under the Plan, when issued upon exercise of and in accordance with the terms of stock options outstanding or to be granted under the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the above referenced Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                               Very truly yours,

                                               /S/ Greenberg Traurig Hoffman
                                                   Lipoff Rosen & Quentel, P.A.